EXHIBIT 21.1
Subsidiaries of Verint Systems Inc.
(as of March 1, 2022)

Name	Jurisdiction of Incorporation or Organization
Andrew Reise Services, LLC (1)	Delaware
BPA Corporate Facilitation Ltd.	United Kingdom
BPA International, Inc.	New York
CIS Comverse Information Systems Ltd.	Israel
Conversocial Limited	United Kingdom
Conversocial UK Ltd.	United Kingdom
Foundation CV	Barbados
Global Management Technologies, LLC	Delaware
Verint Systems Ireland Limited	Ireland
MultiVision Holdings Limited	British Virgin Islands
Permadeal Limited	Cyprus
PT Ciboodle Indonesia	Indonesia
Triniventures BV	Netherlands
Verint Acquisition LLC	Delaware
Verint Americas Inc.	Delaware
Verint Brasil Ltda.	Brazil
Verint CES India Private Limited	India
Verint CES Ltd.	Israel
Verint II LLC	Delaware
Verint Netherlands BV	Netherlands
Verint Systems (Asia Pacific) Limited	Hong Kong
Verint Systems (Australia) PTY Ltd.	Australia
Verint Systems Belgium N.V.	Belgium
Verint Systems Canada Inc.	Canada
Verint Systems DOOEL Skopje	Macedonia
Verint Systems GmbH	Germany
Verint Systems (India) Private Ltd.	India
Verint Systems Italia S.r.l.	Italy
Verint Systems Japan K.K.	Japan
Verint Systems Kft.	Hungary
Verint Systems New Zealand Limited	New Zealand
Verint Systems (Philippines) Corporation	Philippines
Verint Systems (PTY) Ltd.	South Africa
Verint Systems SAS	France
Verint Systems (Shanghai) Company Limited	People's Republic of China
Verint Systems SL	Spain
Verint Systems (Software and Services) Pte Ltd.	Singapore
Verint Systems Spółka z ograniczoną odpowiedzialnością	Poland
Verint Systems UK Ltd.	United Kingdom
Verint Systems (Zhuhai) Limited	People’s Republic of China
Verint Technology Cyprus Ltd.	Cyprus
Verint Technology UK Limited	United Kingdom
Verint Witness Systems LLC	Delaware
Verint Witness Systems S.A. de C.V.	Mexico
Verint WS Holdings Ltd.	United Kingdom
Victory Acquisition I LLC	Delaware
Witness Systems Software (India) Private Limited	India
___________________

(1)    We own a 51% equity interest in this entity.